REGISTRATION NO. 333-284953

Filed with the Securities and Exchange Commission on May 1, 2025

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

Post-Effective Amendment No. 1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

ARIZONA

(STATE OR OTHER JURISDICTION OF

INCORPORATION OR ORGANIZATION)

6311

(PRIMARY STANDARD INDUSTRIAL

CLASSIFICATION CODE NUMBER)

86-0222062

(I. R. S. EMPLOYER IDENTIFICATION NUMBER)

8501 IBM DRIVE, SUITE 150

CHARLOTTE, NC 28262-4333

(212) 554-1234

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,

INCLUDING AREA CODE, OF REGISTRANT’S PRINCIPAL EXECUTIVE OFFICES)

ALFRED AYENSU-GHARTEY

VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

8501 IBM DRIVE, SUITE 150

CHARLOTTE, NC 28262-4333

(212) 554-1234

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,

INCLUDING AREA CODE, OF AGENT FOR SERVICE)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	[ ]

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

NOTE

This Post Effective Amendment No. 1 (“Amendment”) to the Form S-1 Registration Statement No. 333-284953 (“Registration Statement”) of Equitable Financial Life Insurance Company of America (“Equitable America”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below. Pursuant to Rule 462(d) under the Securities Act, this Amendment shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART II

ITEM 16.

The Amendment does not amend or delete the currently effective Prospectus or supplements to the Prospectus, or any other part of the Registration Statement except as specifically noted herein. Parts I and II of Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement (File No. 333-284953), filed with the Commission on April 22, 2025 are incorporated by reference.

(24) Powers of Attorney.

(i) Powers of Attorney, filed herewith.

EX107 - Filing Fees Table, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City and State of New York, on this 1st day of May, 2025.

Equitable Financial Life Insurance Company of America (Registrant)

By:	/s/ Alfred Ayensu-Ghartey
Alfred Ayensu-Ghartey
Vice President and Associate General Counsel Equitable Financial Life Insurance Company of America

Pursuant to requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

PRINCIPAL EXECUTIVE OFFICER:

*Mark Pearson	Chief Executive Officer and Director

PRINCIPAL FINANCIAL OFFICER:

*Robin Raju	Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

*William Eckert	Chief Accounting Officer

*DIRECTORS:

Douglas A. Dachille Arlene Isaacs-Lowe Daniel G. Kaye Francis Hondal	Craig MacKay Mark Pearson Bertram Scott	Charles G.T. Stonehill George Stansfield Joan Lamm-Tennant

*By:	/s/ Alfred Ayensu-Ghartey
Alfred Ayensu-Ghartey
Attorney-in-Fact

May 1, 2025